BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RECEIPT OF REAL ESTATE PAYMENTS

HONOLULU, HAWAII, January 4, 2007 -- Barnwell Industries, Inc., (ASE-BRN) today reported the receipt of an option payment and an Increment I payment.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “We are very pleased to report that Kaupulehu Developments, Barnwell’s 77.6% owned land development partnership, received $2,438,000, completing the sixth payment, due on December 31, 2006, of the ten scheduled option payments relating to the development rights within Hualalai Resort. The remaining payments are due on each December 31 of years 2007 to 2010. If any annual option payment is not made, the then remaining development right options will expire. There is no assurance that any portion of the remaining options will be exercised. Additionally, Kaupulehu Developments received an Increment I payment of $1,340,000. Increment I is an area planned for approximately 80 single-family lots and a beach club on the portion of the property bordering the Pacific Ocean.”

The information contained in this press release contains “forward-looking statements,” which are statements related to future, not past events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “seeks,” “will,” and similar expressions. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risks and uncertainties that may affect our operations, markets, products, services, and prices, as described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to update any forward-looking statements contained in this press release as the result of new information or future events or developments except as required by applicable law.